Exhibit 99.1


ZIM (TM)

                    ZIM REPORTS STRONG SECOND QUARTER REVENUE

OTTAWA, CANADA - NOVEMBER 15, 2004 - ZIM (OTCBB: ZIMCF), a leading mobile application developer and service provider for the global SMS (Short Message Service) channel, today announced results for three and six months ended September 30, 2004.

Revenue for the quarter was $3,227,000, a substantial increase from the second quarter of last fiscal year, when revenue was $507,317. Net loss for the quarter was $535,014, resulting in basic and diluted loss per share of $0.009. This is compared with net loss of $324,365 and basic and diluted loss per share of $0.008 in the second quarter of last fiscal year.

SMS revenue continued to achieve strong growth in the quarter, reaching $2,913,871. This was a substantial increase as compared with SMS revenue of $66,913 in the second quarter of last fiscal year. ZIM's SMS revenue growth this quarter is predominantly a result of providing messaging services to mobile content providers, including premium SMS.

Revenue for the first six months of fiscal year 2005, ended September 30, 2004, was $4,705,716, an increase of 395 percent compared with revenue of $950,674 for the first six months of last fiscal year. Net loss for the first six months of this fiscal year was $1,527,219 or $0.027 per share. This compares to a net loss of $840,123 or $0.021 per share in the first six months of last fiscal year.

During the quarter, ZIM continued to build network connectivity in Europe, Asia and North America. The company also expanded international relationships in order to pursue additional global SMS opportunities.

"ZIM has had another strong revenue quarter that reflects the continued success of our SMS business strategy," said Dr. Michael Cowpland, President and CEO of ZIM. "We are focusing our efforts on being a leading company in the SMS market. In the US alone, for example, SMS is expected to represent some 70 percent of all mobile messaging in 2008."

ZIM completed the quarter with $420,427 in cash, as compared to $870,520 at March 31, 2004.

All figures presented are calculated in accordance with generally accepted accounting principles (GAAP) in the United States and are in US dollars.

ABOUT ZIM

ZIM is a public company in the United States quoted on the NASDAQ owned and operated OTCBB under the ticker symbol "ZIMCF". ZIM is a leading mobile application developer and service provider for the global SMS channel. ZIM's products include mobile e-mail and office tools, such as ZIM SMS Office and ZIM SMS Mail, and its message delivery services include Bulk SMS, Premium SMS and Location Based Services (LBS). ZIM is also a provider of enterprise-class software and tools for designing, developing and manipulating database systems and applications. Through its two-way SMS expertise and mobile-enabling technologies, ZIM bridges the gap between data and mobility. For more information on ZIM and its customers, partners and products, visit: www.zim.biz.


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This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. ZIM Corporation intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. All statements related to ZIM's future financial results and performance and the outcome of any contingencies are forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and ZIM Corporation assumes no obligation to update the forward-looking statements included in this news release, other than as required by law. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. These risks include the possibility that the actual results could materially differ from what we estimate as a result of factors such as possible internal controls deficiencies and possible accounting adjustments resulting from our quarter-end accounting and review procedures, ZIM's historical losses, its limited operating history with SMS applications, the Corporation's reliance on wireless carriers to market and use our applications and services and any failure to successfully integrate acquired businesses. Please refer to ZIM Corporation's filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.


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For more information:

Jeremy Melhuish
Vice President
Communications and Marketing
ZIM Corporation

Text: +16138515144
Phone: 1 613.727.1397 ext. 171
E-mail: jmelhuish@zim.biz